FIRST MANHATTAN CO.                Revised 12/03
                                 Code of Ethics

I.           STATEMENT OF GENERAL PRINCIPLES.

             In recognition of the trust and confidence placed in First Manhattan Co. (the "Adviser") by the FMC Select Fund, the FMC Strategic Value Fund (individually, a "Fund" and collectively, the "Funds") and their respective shareholders, the Adviser and its personnel must conduct themselves and their operations in such a manner so as not to gain personal benefit at the expense of a Fund or to interfere with their independence or their exercise of good judgment in the best interest of a Fund. This Code of Ethics governs the personal investment activity of certain personnel of FMC and addresses conflicts of interest which may arise as contemplated under Rule 17j-1 of the Investment Company Act of 1940, as amended.

II.          DEFINITIONS.

             (1)      "Access Person" means (i) each partner of the Adviser,
                      (ii) each employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in decisions regarding the purchase or sale of a security by the Fund, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made by the Adviser with respect to the purchase or sale of a security by a Fund.

             (2)      "Adviser" means First Manhattan Co.

             (3) "Beneficial Ownership" is to be interpreted in the same manner as it is under ss.240.16a-1(a)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that generally a person should consider himself or herself the Beneficial Owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the Beneficial Owner of securities held by his or her spouse, his or her minor children, or a relative who shares his or her home.

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             (4)      "Control" has the same meaning as that set forth in
                      Section 2(a)(9) of the Investment Company Act of 1940 (the "1940 Act").

             (5) "Investment Person" means any Access Person who is identified in the current Prospectus for any Fund as being responsible for managing any component (or portion thereof) of a Fund and any other Access Person who has been authorized in writing by the Adviser as being responsible for making investment decisions with respect to a Fund; provided, however, that for purposes of Section III(3), a person who is an Investment Person by reason of being responsible for making investment decisions with respect to only one component of a Fund and not the other shall not be deemed an Investment Person with respect to the other component of such Fund.

             (6) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

             (7) "Review Officer" means the person designated by the Adviser to serve in that capacity.

             (8) "Security" has the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it does not include shares of registered open-end investment companies, securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

III.         PROHIBITED PURCHASES AND SALES OF SECURITIES.

             (1)      No partner or employee of the Adviser shall:

                      (A) employ any device, scheme or artifice to defraud a Fund;

                      (B) make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                      (C) engage in any act, practice or course of business which would operate as a fraud or deceit upon a Fund;

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                      (D)   engage in any manipulative practice with respect to
                            a Fund; or

                      (E) engage in, or assist any third party from engaging in, any prohibited or illegal "market timing" or "late trading" transaction with respect to the Fund.

             (2)      No Access Person shall:

                      (A) except as provided in Section IV of this Code, purchase or sell, directly or indirectly, any security in which he or she had, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership and which, to his or her actual knowledge at the time of the purchase or sale, a Fund has determined to purchase or sell; provided, however, that this Section III(2)(A) shall not apply to the purchases or sales by Access Persons other than Investment Persons which are (i) in conformity with the Adviser's internal compliance procedures and (ii) determined by the Review Officer to be unlikely to affect the market for the securities to be purchased, sold or held by a Fund, taking into consideration the size and dollar amount of such purchases or sales, the liquidity of the security involved and any other pertinent factors; or

                      (B) recommend any securities transaction by a Fund without having disclosed his or her interest, if any, in the securities or the issuer thereof, including without limitation (i) his or her direct or indirect Beneficial Ownership of any securities of the issuer, (ii) any position (e.g., director, officer, agent, etc.) with the issuer or its affiliates, and (iii) any present or proposed business relationship between the issuer or its affiliates, on the one hand, and the person or any party in which the person has a significant interest, on the other; provided, however, that in the event the interest of the Access Person (other than an Investment Person) in the securities or issuer is not material to his or her personal net worth, such Access Person is not required to disclose his or her interest in the securities or issuer thereof in connection with any recommendation.

                      (C) reveal to any other person, except in the normal course of his or her duties or as may be required by law or applicable regulatory authority, any information regarding actual or contemplated securities transactions for a Fund.


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             (3)      No Investment Person shall:

                      (A) except as provided in Section IV of this Code, approve for purchase by a Fund any Security as to which he or she had previously acquired Beneficial Ownership without prior approval of the Review Officer;

                      (B) except as provided in Section IV of this Code, purchase or sell, directly or indirectly, any Security in which he or she had, or by reason of such transaction acquires, any Beneficial Ownership while such Security is under active consideration for purchase or sale by a Fund or for a period of 7 days before such Security is being purchased or sold by that Fund, and in no event may such a purchase by an Investment Person be made earlier than 7 days from the date of the most recent sale of such Security by that Fund;

                      (C) sell a Security held by a Fund in which the Investment Person also has any Beneficial Ownership without a determination by the Review Officer that such sale would present no reasonable likelihood of harm to that Fund, and in no event may such sale be made earlier than 7 days from the date of the most recent purchase of such Security by that Fund; or

                      (D) engage in any "market timing" transactions with respect to the purchase or sale of shares of a Fund.

IV.          EXEMPTED TRANSACTIONS.

             The prohibitions of Sections III(2)(A), III(3)(A) and (B), V(7) and V(8) of this Code shall not apply to:

             (1) purchases or sales effected in any account over which either the Access Person or the Investment Person has no direct or indirect influence or control;


             (2) purchases or sales which are non-volitional on the part of either the Access Person or the Investment Person or a Fund; or

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             (3)      purchases effected upon the exercise of rights issued by
                      an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and sales of rights so acquired.

V.           ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

             (1) No Access Person shall accept or receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser or a Fund.

             (2) No Investment Person may accept a position as a director, trustee or general partner of a publicly-traded company unless such position has been presented to and approved by the Adviser and by that Fund's Board of Trustees as not inconsistent with the interests of that Fund and its shareholders.

             (3) Each Access Person must direct each brokerage firm or bank at which such person maintains a securities account to promptly send duplicate copies of such person's statement to the Review Officer. Compliance with this provision can be effected by the Access Person providing duplicate copies of all such statements directly to the Review Officer within two business days of receipt by the Access Person.

             (4) Each Access Person must provide to the Review Officer a complete listing of all securities owned by such person as of January 1 of each year. The initial listing must be submitted within 10 days of the date upon which such person first becomes an Access Person of a Fund and must be current as of a date no more than 30 days before the submission of such report. Each update thereafter must be provided no later than 10 days after the start of each subsequent calendar year.

             (5) In lieu of a specific restriction on the acquisition of a Security as part of an initial public offering, the Adviser, a member of the National Association of Securities Dealers, Inc. ("NASD"), reminds Access Persons that they are subject to NASD Conduct Rule 2790 which significantly restricts such personnel from purchasing IPOs of equity securities.

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             (6)      No Investment Person may purchase for his or her own
                      account a Security offered in a private placement without the prior approval of the Review Officer. In determining whether to approve such a purchase, the Review Officer shall consider, among other factors, whether the opportunity to purchase such Security arose by virtue of his or her position with a Fund. If an Investment Person owns a Security acquired in a private placement and is subsequently involved in consideration of an investment in the issuer by a Fund, the Investment Person must disclose his or her ownership of the issuer's Securities and the decision to purchase the issuer's Securities must be subject to independent review and approval of another Investment Person with no personal interest in the issuer.

             (7) Except as permitted in Section IV or as may be permitted by the Review Officer, no Investment Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security within a 60 day period. Any profit realized as a result of such short-term trading activity must be disgorged except that the Review Officer may permit the retention of profits from short-term trading activity where the Review Officer determines that the Investment Person did not gain personal benefit at the expense of a Fund and that such activity did not interfere with the independence of the Investment Person nor the exercise of good judgment in the best interest of that Fund.

             (8) Except as otherwise provided, each Investment Person must pre-clear each proposed transaction in Securities with the Review Officer prior to proceeding with the transaction. No such transaction shall be effected without the prior written approval of the Review Officer. In determining whether to grant clearance, the Review Officer shall consider whether (A) the transaction appears upon reasonable inquiry and investigation to present a reasonable likelihood of harm to a Fund; and (B) the Security is eligible for purchase or sale by a Fund.

             (9) In lieu of a pre-clearance requirement for Access Persons, the Review Officer or his designee shall conduct the review provided for in Section VIII of this Code. The Review Officer shall report the results of this review to the Supervisory Partner (as such term is defined below) on an annual basis.

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VI.          REPORTING OBLIGATIONS.

             (1) The Adviser shall create and thereafter maintain a list of all Access Persons and all Investment Persons.

             (2) Each Access Person shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

VII.         REPORTING.

             (1) Every Access Person shall report to the Adviser the information described in Section VII(3) of this Code with respect to transactions in any security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security and which is, or within the reporting period, a security held in the portfolio of a Fund; provided, however, that an Access Person is not required to report transactions effected for any account over which he or she does not have any direct or indirect influence.

             (2) Notwithstanding any other provision of this Code, an Access Person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisors Act of 1940 or other standard operating or compliance procedures of the Adviser.

             (3) Every report required to be made hereunder shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected (or the account to which it relates was established), and shall contain the following information:

                      (A) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                      (B) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                      (C)   the price at which the transaction was effected; and

                      (D) the name of the broker, dealer, or bank with or through whom the transaction was effected.

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             (4)      Any report may contain a statement that the report shall
                      not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the security to which the report relates.

             (5)      Every Access Person shall certify annually that he or she:

                      (A)   has read and understands this Code;

                      (B)   recognizes that he or she is subject to this Code;

                      (C)   has complied with the Code; and

                      (D) has disclosed and reported all personal security transactions required to be disclosed or reported.

VIII.        REVIEW AND ENFORCEMENT.

             (1) The Review Officer or his designee shall review each purchase and sale transaction effected on behalf of a Fund as well as all purchase and sale transactions effected by Access Persons and Investment Persons. With respect to each Security purchased by the Fund, the Review Officer or his designee will examine the accounts of all Access Persons and Investment Persons to determine (i) with respect to Investment Persons, whether the Security is held in any of such accounts and if so, the circumstances of such holding, and (ii) with respect to Access Persons, whether any purchases have been made of the security during the preceding 30 days, and if so, the circumstances of such purchase. With respect to each Security sold by a Fund, the Review Officer or his designee will examine the accounts of all Access Persons and Investment Persons to determine (i) with respect to Access Persons, whether the Security has been sold by any of such accounts during the preceding 30 days, and if so, the circumstances of such sale, and (ii) with respect to Investment Persons, whether the Security has been sold by any of such accounts during the preceding 60 days, and if so, the circumstances of such sale. In addition, portfolio activity in the accounts of Access Persons and Investment Persons will be monitored regularly to ensure compliance with the provisions of this Code. For the purpose of this Section VIII(1) the term "accounts" means any accounts in which the Access Person or Investment Person has, directly or indirectly, any Beneficial Ownership.

             (2) If the Review Officer should become aware that a violation of this Code may have occurred, the Review Officer shall submit a written report to that effect, together with any other information relating to the pertinent facts and circumstances, to the principal of the Adviser designated to serve in a supervisory capacity for purposes of this Code (the "Supervisory Principal"), who shall make an independent determination as to whether a violation has occurred.

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             (3)      If the Supervisory Principal finds that a violation has
                      occurred, he shall submit the matter to the Managing Members of the general partner of the Adviser, who shall be empowered to impose such sanctions and take such other action as they deem appropriate, and who shall report the action or sanction imposed to the Board of Trustees of the affected Fund.

             (4) No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself or herself. If a securities transaction of the Supervisory Principal is under consideration, another designated supervisory principal of the Adviser shall act in all respects in the manner prescribed herein for the Supervisory Partner.

IX.          RECORDS.

             The Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

             (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

             (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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             (3)      A copy of each report made by a partner or trustee
                      pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

             (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.


X.           MISCELLANEOUS.

             (1) All reports of securities transactions and any other information filed with a Fund pursuant to this Code shall be treated as confidential.

             (2) The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

             (3) The Supervisory Principal of the Adviser or his designee shall report to the Adviser and to the Board of Trustees of each Fund at least annually as to the operation of this Code (including any material code or procedural violations, and any resulting sanctions imposed), and shall attach to such report a certification to the Board of Trustees that the Adviser has adopted procedures reasonably necessary to prevent Investment Persons and Access Persons from violating the Adviser's Code of Ethics. Such report shall also address the need (if any) for further changes or modifications to this Code.


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